Exhibit 5.1

May 17, 2006	Michele D. Vaillancourt
Direct Dial: (612) 604-6681
Direct Fax: (612) 604-6881
mvaillancourt@winthrop.com

MathStar, Inc.

19075 N.W. Tanasbourne Drive

Suite 200

Hillsboro, Oregon 97124

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to MathStar, Inc., a Minnesota corporation (the “Company”), in connection with the registration by the Company of a total of 1,366,666 shares (the “Shares”) of its common stock, $0.01 par value, pursuant to the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on May 17, 2007 (the “Registration Statement”).

In connection therewith, we have examined (a) the Certificate of Incorporation and Bylaws of the Company; (b) the corporate proceedings of the Company relative to its organization and to the authorization and issuance of the Shares; and (c) the Registration Statement and the prospectus prepared in connection with the Registration Statement (“Prospectus”).  In addition to such examination, we have reviewed such other proceedings, documents and records and have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

1.                         The Company has been legally incorporated and is validly existing under the laws of the State of Delaware.

2.                         All necessary corporate action has been taken by the Company to authorize the issuance of the Shares.

3.                         The Shares are validly authorized by the Company’s Certificate of Incorporation and when issued and paid for as contemplated in the Registration Statement and prospectus, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

WINTHROP & WEINSTINE, P.A.

By	/s/ Michele D. Vaillancourt
Michele D. Vaillancourt